Exhibit 99.1

PRESS RELEASE
For Immediate Release

Savi Media Group Hires a new CFO

Anaheim, Ca - August 29, 2006

SAVI MEDIA GROUP, INC. (OTC BB: SVMI) is pleased to announce that it has hired Phil Scott as its new Chief Financial Officer. Mr. Scott brings more than 20 years of executive level financial experience from companies that span a variety of industries including healthcare, manufacturing, real estate, and software development. Mr. Scott previously served as Vice President of Development for Heritage Medical Systems. Prior to that, Mr. Scott was the CFO of SurgiCare, Inc. (SRG), a public ambulatory surgery center business and has also served as a CFO for PSX, Inc., a manufacturing company. He has experience in raising debt and equity financing, restructuring operations, outsourcing production overseas and mergers and acquisitions. He has also served as CFO for a real estate development company acquiring and constructing medical office buildings. Previously, he served as VP of Development for HealthCare Partners and completed over $60M in acquisitions in a two-year period. Mr. Scott was also a co-founder of The Camden Group.

“Phil Scott brings great expertise and knowledge to the company in that he specializes in SEC compliance, mergers and acquisitions and management and is a Chartered Financial Analyst (CFA). We are increasing our daily operations and activities and needed additional expertise to handle the additional financial and operational analysis, market integration, financial modeling, and daily general accounting services. Phil makes a great addition to the executive team that we are assembling and I look forward to working with him” stated Mario Procopio, Chief Executive Officer of Savi Media Group, Inc.

The Company has retained the previous CFO, George Hukriede and his team of CPA’s, to serve as consultants to assist the new CFO in the daily accounting and fiscal responsibilities.

About Savi Media Group

Savi Media Group creates and commercializes blow-by gas and crankcase engine emission reduction technology. They have created a simple gasoline and diesel engine emission reduction technology, allowing them to provide their clients with lower-cost, more effective and more efficient emission reduction and engine performance. With 20+ years of emissions and materials R&D behind it, the Company was formed to create, support and license a patented supplementary vehicle emissions reduction and fuel efficiency technology that can reduce emissions and improve efficiency. Using proprietary methods and processes SAVI increases fuel efficiency at the same time decreases emissions and extends component life.

For more information, visit SaviMediaGroup.com

Safe Harbor Statement: This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as ``anticipate,'' ``believe,'' ``expect,'' ``future,'' ``intend,'' ``plan,'' and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain other Joint Ventures. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

Contact:
SaVi Media Group
Dr. Mario Procopio
800-916-5420
Mario.Procopio@SaviMediaGroup.com
SaviMediaGroup.com
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